Exhibit 12.1

Home BancShares, Inc.

Computation of Ratios of Earnings to Fixed Charges

	Three Months Ended June 30,				Six Months Ended June 30,				Year Ended December 31,
Exhibit	2017		2016		2017		2016		2016		2015		2014		2013		2012
(Dollars in thousands)
Fixed Charges and Preferred Dividends

Interest expense	$10,716		$7,063		$19,956		$13,913		$28,986		$20,370		$17,557		$14,013		$19,761
Capital debt expense Trust Preferred	4,795		386		5,234		763		1,593		1,354		1,313		518		1,774
Estimated interest in rent	211		195		411		395		784		779		751		515		435
Preferred dividends (E)	—		—		—		—		—		—		—		—		—

Combined fixed charges and preferred dividends (B)	15,722		7,644		25,601		15,071		31,363		22,503		19,621		15,046		21,970
Less: interest on deposits	6,810		3,854		12,296		7,488		15,926		12,971		12,796		9,744		14,989

Combined fixed charges and preferred dvidends excluding interest on deposits (D)	$8,912		$3,790		$13,305		$7,583		$15,437		$9,532		$6,825		$5,302		$6,981

Earnings

Pre-tax income from continuing operations	$80,379		$69,534		$152,609		$135,703		$282,646		$218,491		$177,173		$104,473		$98,451
Fixed charges and preferred dividends	15,722		7,644		25,601		15,071		31,363		22,503		19,621		15,046		21,970

Total earnings (A)	96,101		77,178		178,210		150,774		314,009		240,994		196,794		119,519		120,421
Less: interest on deposits	6,810		3,854		12,296		7,488		15,926		12,971		12,796		9,744		14,989

Total earnings excluding interest on deposits (C)	$89,291		$73,324		$165,914		$143,286		$298,083		$228,023		$183,998		$109,775		$105,432

Ratio of earnings to fixed charges

Ratio, including interest on deposits (A/(B-E))	6.11	x	10.10	x	6.96	x	10.00	x	10.01	x	10.71	x	10.03	x	7.94	x	5.48	x
Ratio, excluding interest on deposits (C/(D-E))	10.02	x	19.35	x	12.47	x	18.90	x	19.31	x	23.92	x	26.96	x	20.70	x	15.10	x

Ratio of earnings to fixed charges & preferred dividends

Ratio, including interest on deposits (A/B)	6.11	x	10.10	x	6.96	x	10.00	x	10.01	x	10.71	x	10.03	x	7.94	x	5.48	x
Ratio, excluding interest on deposits (C/D)	10.02	x	19.35	x	12.47	x	18.90	x	19.31	x	23.92	x	26.96	x	20.70	x	15.10	x